EXHIBIT 99.1

Media Contact:
Brent Diggins
623-201-5554
izea@allisonpr.com

IZEA Names LeAnn Hitchcock Chief Financial Officer

August 25, 2014 - ORLANDO, FL - IZEA, Inc. (OTCQB:IZEA), the pioneer and market leader in sponsored social, today announced the appointment of LeAnn Hitchcock as Chief Financial Officer. Ms. Hitchcock began working with IZEA as a consultant in November 2011, where she was responsible for SEC compliance, filings and coordinating the audit process with IZEA’s independent auditors. She was named IZEA’s interim CFO in June 2013.

“LeAnn’s deep experience in the public sector and her history with IZEA will help us to continue our growth,” stated Ted Murphy, Chairman and CEO of IZEA. “She has been instrumental to IZEA’s success over the past four years, and she will play an integral role in our organization as we move forward.”

Prior to working with IZEA, Ms. Hitchcock worked as the Chief Financial Officer of NBI Juiceworks in 2010 and in 2009 as the SEC Compliance Officer of Workstream Inc., a SaaS company that provides enterprise management solutions for employee tracking. From 2002 to 2009, Ms. Hitchcock worked at Galaxy Nutritional Foods as its Chief Financial Officer and later its SEC Compliance Officer where she successfully repositioned the debt structure of the company, created and filed all SEC reports and worked to sell and privatize the company through a tender offer in 2009.

In 1997, Ms. Hitchcock became the Chief Financial Officer of FoodMaster International, an international dairy food company that operated dairy production facilities throughout the former Soviet Union. She oversaw the financial training, management, accounting and consolidation of over 12 entities until its successful sale to a French dairy company in 2004.

Ms. Hitchcock started her career as an auditor with Arthur Andersen and PriceWaterhouse Coopers with a strong emphasis on public companies. Ms. Hitchcock holds a double major in Accounting and Business Administration from Palm Beach Atlantic University and a Masters in Accounting from Florida State University.

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About IZEA
Founded in 2006, IZEA is the pioneer of Social Sponsorship. The company builds cloud-based marketplaces that connect brands with creators who blog, tweet, pin, and post on their behalf. Brands receive influential consumer content and engaging, shareable stories that drive awareness. Creators are compensated for their participation and partnership. For more information about IZEA, visit http://corp.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the Sponsored Social segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement